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                                                                     Exhibit 4.1



                          CERTIFICATE OF DESIGNATIONS

                      SETTING FORTH THE PREFERENCES, RIGHTS

                   AND LIMITATIONS OF THE SERIES C CONVERTIBLE

                    PREFERRED STOCK OF COMPUTER MOTION, INC.

        The undersigned officers of COMPUTER MOTION, INC. (the "Corporation"), a Delaware corporation, DO HEREBY CERTIFY that, pursuant to the provisions of Sections 151 and 242 of the General Corporation Law of the State of Delaware:

        1. The name of the Corporation is Computer Motion, Inc. and the Corporation is validly existing and incorporated.

        2. On October 9, 2002, pursuant to authority vested in the Board of Directors by Article IV of the Corporation's Second Amended and Restated Certificate of Incorporation, the Board of Directors established a series of up to an aggregate of 8,965 shares of Series C-1 Convertible Preferred Stock of the Corporation, par value $0.001 per share (the "Series C-1 Convertible Preferred Stock"), and up to an aggregate of 1,785 shares of Series C-2 Convertible Preferred Stock of the Corporation, par value $0.001 per share (the "Series C-2 Convertible Preferred Stock" and together with the Series C-1 Convertible Preferred Stock, the "Series C Convertible Preferred Stock") and adopted the following with respect to the Certificate of Designations of the Series C Convertible Preferred Stock:

    WHEREAS, the Corporation desires to create a new series of its Preferred Stock to be designated as "Series C Convertible Preferred Stock";

    NOW, THEREFORE, it is hereby

    RESOLVED, that a new series of the class of authorized preferred stock of the Corporation, designated "Series C-1 Convertible Preferred Stock" and "Series C-2 Convertible Preferred Stock" be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof shall be as set forth below:

        SECTION 1. DESIGNATION AND AMOUNT; PAR VALUE.

        The shares of Series C Convertible Preferred Stock shall be designated as "Series C-1 Convertible Preferred Stock" and "Series C-2 Convertible Preferred Stock" and the number of shares constituting the Series C-1 Convertible Preferred Stock shall be 8,965 and the number of shares constituting the Series C-2 Convertible Preferred Stock shall be 1,785. The par value of each share of the series shall be $0.001. Each share of the Series C Convertible Preferred Stock shall have a stated value of $1,400 (the "Stated Value").

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        As used herein, the "Initial Issuance Date" shall mean the date upon which the Corporation first issues and sells shares of Series C Convertible Preferred Stock.

        SECTION 2. DIVIDENDS ON SERIES C CONVERTIBLE PREFERRED STOCK.

        The Corporation shall pay dividends on the Stated Value of each share of the Series C Convertible Preferred Stock at the rate of 12.0% per annum, decreasing to the rate of 8.0% per annum upon the Corporation obtaining stockholder approval in accordance with Section 3.13 of the Series C Convertible Preferred Stock Purchase Agreement (the "Purchase Agreement") and increasing to the rate of 12.0% per annum on the second anniversary of the Initial Issuance Date. Dividends shall be computed based on a 360-day year consisting of twelve 30-day months. Dividends shall be cumulative with respect to each share of the Series C Convertible Preferred Stock while such share is outstanding. Dividends shall be payable in arrears semi-annually to the holder of shares of Series C-1 Convertible Preferred Stock registered on the books of the Corporation (the "Holder").

        (a) Dividends on Series C-1 Convertible Preferred Stock. At the option of the Corporation, dividends may be payable to the Holders of Series C-1 Convertible Preferred Stock in the form of either (i) such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts or (ii) provided, and to the extent, that the Maximum Share Issuance (as defined in Section 4(c) below), if then applicable, shall not have occurred in respect of the shares of Series C Convertible Preferred Stock held by such Holder, the number of full shares of Common Stock that the amount of accrued dividends payable would entitle such Holder to acquire based upon a price per share equal to 90% of the average of the VWAP (as defined below) for the twenty (20) Trading Day period immediately prior to the date such dividend becomes due and payable; provided, however, that if the Corporation elects to pay a Holder in shares of Common Stock, the Corporation shall issue to the Holder freely tradeable shares of Common Stock; provided further, that the Corporation may elect to pay a Holder in shares of Common Stock only if the Registration Statement (the "Registration Statement") filed by the Corporation pursuant to the Registration Rights Agreement, dated as of the Initial Issuance Date, among the Corporation and the original purchasers of the Series C Convertible Preferred Stock (the "Registration Rights Agreement") remains effective. The Corporation shall notify the Holder in writing not less than twenty-two (22) Trading Days of the date such dividends are due and payable of the form in which the Corporation elects to pay accumulated dividends. In the event the Corporation fails to timely provide such notice, payments of dividends shall be in cash.

        As used herein, "VWAP" shall mean the Volume Weighted Average Price of the Corporation's Common Stock as reported by Bloomberg, L.P. on such day on the NASDAQ National Market (or the NASDAQ Small Cap Market, the New York Stock Exchange or American Stock Exchange in the event any such market or exchange constitutes the principal market on which the Common Stock is quoted or listed or admitted to trading) (such four markets and exchanges, the "Approved Markets") or, if not quoted or listed or admitted to trading on any such Approved Market, the closing bid price in the over-the-counter market as furnished by any New York Stock Exchange


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member firm that is selected from time to time by the Corporation for that purpose. In lieu of any fractional share of Common Stock to which the Holder would otherwise be entitled upon payment of a dividend, the number of shares of Common Stock issuable upon payment thereof shall be rounded up to the nearest whole number.

        (b) Dividends on Series C-2 Convertible Preferred Stock. Dividends shall be payable quarterly to the Holders of Series C-2 Convertible Preferred Stock in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

        (c) Failure to Timely Pay Dividends. If the Corporation fails to pay any dividend payment to the Holders on the date such dividend payment is due, the dividend rate then in effect shall increase by a rate per annum equal to three percent (3%). During any period that such dividend payments are in arrears, the Corporation shall not incur any indebtedness.

        SECTION 3. REDEMPTION.

        (a) Redemption Date. The "Redemption Date" shall mean October 29, 2004.

        (b) Corporation's Election to Redeem. At any time following the Redemption Date, the Corporation may elect to redeem on a pro rata basis no less than $2,000,000 of the outstanding Series C Convertible Preferred Stock, by delivering at least 15 days' notice of such election (the "Redemption Election Notice") to the Holders of the Series C Convertible Preferred Stock. Upon receipt of the Redemption Election Notice, the Holder shall surrender to the Corporation its stock certificate representing such Holder's pro rata portion of shares of the Series C Convertible Preferred Stock being redeemed (the "Series C Convertible Stock Certificates") and, upon such surrender, the Corporation shall deliver to the Holder with respect to each share of Series C Convertible Preferred Stock so redeemed, an amount of cash equal to the Stated Value plus any accrued and unpaid dividends (the "Redemption Price"). In the event that less than all of the outstanding shares of Series C Convertible Preferred Stock are redeemed, the Corporation shall promptly return to the Holder its stock certificate representing the balance of such shares of Series C Convertible Preferred Stock not redeemed. Notwithstanding the foregoing, the Holder shall have the right to convert any shares of Series C Convertible Preferred Stock in accordance with Section 4(a) below until the close of business on the date fixed for redemption in such Redemption Election Notice. The Series C Convertible Preferred Stock shall not be redeemable at the election of the Holder.

        (c) Effect of Redemption. At any time following delivery of the Redemption Election Notice, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the shares of Series C Convertible Preferred Stock designated for redemption in the Redemption Election Notice as holders of Series C Convertible Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such



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shares, and such shares shall not thereafter be transferred on the books of the
Corporation or deemed to be outstanding for any purpose whatsoever.

        SECTION 4. CONVERSION.

        (a) Right to Convert. Subject to Section 3 and this Section 4, a Holder has the right to convert shares of the Series C Convertible Preferred Stock, in whole or from time to time in part, into such number of shares of common stock, par value $.001 per share, of the Corporation (the "Common Stock") equal to the aggregate Stated Value of the shares of Series C Convertible Preferred Stock divided by the then effective Conversion Price (as defined below) and any accrued and unpaid dividends shall then be payable in accordance with Section 2 above.

        (b) Automatic Conversion. At any time following 180 days after the effectiveness of the Registration Statement, each share of Series C Convertible Preferred Stock shall automatically be converted into shares of Common Stock equal to the Stated Value divided by the then effective Conversion Price on the sixth (6th) Trading Day following the date that the Corporation provides written notice to each Holder that immediately following any ten (10) consecutive Trading Days during which the VWAP is greater than $3.00 (the "Threshold Appreciation Price"); provided, however, that the Registration Statement remains effective on the sixth (6th) Trading Day referred to above. In the event of an automatic conversion as described above, any accrued and unpaid dividends shall be due and payable on the date of such automatic conversion in accordance with
Section 2 above.

        (c) Conversion Price; Amount; Maximum Share Issuance. The price at which the Holder may convert shares of the Series C Convertible Preferred Stock (or any portion thereof) into shares of Common Stock shall be $1.40, subject to adjustment as provided in Section 4(f) (the "Conversion Price"). In lieu of any fractional share of Common Stock to which the Holder would otherwise be entitled upon conversion of shares of the Series C Convertible Preferred Stock, the number of shares of Common Stock issuable upon conversion thereof shall be rounded up to the nearest whole number.

        The maximum number of shares of Common Stock (the "Maximum Share Issuance") initially issuable upon conversion of all or any shares of the Series C Convertible Preferred Stock (including shares of Common Stock that the Corporation elects to issue in payment of dividends as provided in Section 2 hereof) dated as of the Initial Issuance Date, between the Corporation and the original purchasers of the Series C Convertible Preferred Stock) is 3,484,606; provided, however, that the limitation on conversion of shares of Series C Convertible Preferred Stock up to the Maximum Share Issuance shall be eliminated if the Corporation receives approval from its stockholders to issue the maximum number of shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock upon the terms of this Certificate of Designations in accordance with the provisions of the Approved Market on which the Corporation's Common Stock is then listed or traded (the "Stockholder Approval"). No Holder of Series C Convertible Preferred Stock pursuant to the Purchase Agreement shall be issued, upon conversion of shares of Series C Preferred Stock, shares of Common Stock in an



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amount greater than the product of (i) the Maximum Share Issuance multiplied by
(ii) a fraction, the numerator of which is the number of shares of Series C Preferred Stock issued to such Holder pursuant to the Purchase Agreement and the denominator of which is the aggregate amount of all the shares of Series C Preferred Stock issued to the Holders pursuant to the Purchase Agreement (the "Cap Allocation Amount"). In the event that any Holder of Series C Preferred Stock shall convert all of such Holder's shares of Series C Preferred Stock into a number of shares of Common Stock which, in the aggregate, is less than such Holder's Cap Allocation Amount, then the difference between such Holder's Cap Allocation Amount and the number of shares of Common Stock actually issued to such Holder shall be allocated to the respective Cap Allocation Amounts of the remaining Holders of Series C Preferred Stock on a pro rata basis in proportion to the number of shares of Series C Preferred Stock then held by each such Holder. If the Corporation obtains the Stockholder Approval, the Corporation shall be obligated to issue upon conversion of the Series C Preferred Stock, in the aggregate, shares of Common Stock in excess of the Maximum Share Issuance.

        (d) Mechanics of Conversion.

        (i) To convert shares of the Series C Convertible Preferred Stock in accordance with Section 4(a), the Holder must (i) complete and sign a Notice of Conversion in form acceptable to the Corporation (the "Notice of Conversion") and deliver the Notice of Conversion to the Corporation as herein provided and
(ii) prior to the date on which delivery of Common Stock is required to be made hereunder, (x) duly endorse and deliver to the Corporation the Series C Convertible Stock Certificate(s) representing the shares of the Series C Convertible Preferred Stock being converted and (y) pay any transfer or similar tax with respect to the delivery of such Series C Convertible Stock Certificate(s) if required. The Holder shall surrender such Series C Convertible Stock Certificate(s) and the Notice of Conversion to the Corporation (with an advance copy by facsimile of the Notice of Conversion). The date on which Notice of Conversion is given (the "Date of Conversion") shall be deemed to be the date of receipt by the Corporation of the facsimile of the Notice of Conversion, provided that such Series C Convertible Stock Certificate(s) are received by the Corporation within five (5) business days thereafter. The Corporation shall not be obligated to cause the transfer agent for the Common Stock (the "Transfer Agent") to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either such Series C Convertible Stock Certificate has been received by the Corporation or, if such Series C Convertible Stock Certificate(s) have been lost, stolen or destroyed, the Holder has executed and delivered to the Corporation an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with the shares of the Series C Convertible Preferred Stock represented by such Series C Convertible Stock Certificate(s).

        If the Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, the Holder shall deliver to the Corporation valid broker information, including DTC number, and verification that such broker has been instructed to initiate the DWAC transfer (as defined below) (collectively, the "Broker Information") and, thereafter, the Corporation shall cause the Transfer Agent



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to transmit electronically the shares of Common Stock issuable to the Holder upon conversion of shares of the Series C Convertible Preferred Stock by crediting the account of the Holder's prime broker with DTC through DTC's Deposit Withdrawal Agent Commission ("DWAC") system, within three (3) business days after delivery to the Corporation of the Broker Information and the Holder's Series C Convertible Stock Certificate(s). In the event the Holder otherwise elects in writing, however, the Corporation shall cause the Transfer Agent to issue and deliver (within such three (3) business day period) to the address of the Holder on the books of the Corporation, as contemplated by the Purchase Agreement, or as otherwise directed pursuant to the Notice of Conversion, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled as aforesaid. In the event the Corporation fails to complete such delivery as aforesaid, it shall be responsible for actual damages incurred by the Holder as a result thereof. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Notwithstanding that the Holder is required to deliver the Series C Convertible Stock Certificate(s), duly endorsed, within five (5) business days after the Date of Conversion, if such Series C Convertible Certificate(s) are not received by the Corporation within ten (10) business days after the Date of Conversion, the Corporation may at its option elect, by written notice given to the Holder within fifteen (15) business days after the Date of Conversion, elect (A) to treat Notice of Conversion as null and void or (B) to treat the Notice of Conversion as binding and require the Holder to deliver the applicable Series C Convertible Stock Certificate(s). In the event the Corporation elects to treat the Notice of Conversion as binding, the shares of Series C Convertible Preferred Stock with respect to which such Notice of Conversion was given shall thereafter no longer be deemed outstanding and the Holder thereof shall not be entitled to any voting or other rights attendant thereto, excepting only the right to receive, upon the delivery to the Corporation of the applicable Series C Convertible Stock Certificate(s), the shares of Common Stock upon the conversion thereof as contemplated above.

        Following conversion of a share of the Series C Convertible Preferred Stock, such share will no longer be outstanding and may not be reissued. In the event of the conversion of less than all of the shares of the Series C Convertible Preferred Stock represented by a Series C Convertible Stock Certificate, the Corporation or its Transfer Agent will issue to the Holder a new stock certificate representing the number of shares of the Series C Convertible Preferred Stock not converted or shall endorse the Series C Convertible Stock Certificate to reflect such conversion.

        If, within three (3) business days of the Corporation's receipt of the Conversion Notice and the Series C Convertible Stock Certificate(s) to be converted, the Corporation shall fail to issue and deliver to a Holder the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of the Series C Convertible Preferred Stock or to issue a new Series C Convertible Stock Certificate representing the number of shares of Series C Convertible Preferred Stock to which such Holder is entitled pursuant to this Section 4(d)(i), in addition to all other available remedies which such Holder may pursue hereunder and under the Purchase Agreement, the Corporation shall pay additional damages to such Holder on each business day after such third (3rd)



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business day that such conversion is not timely effected in an amount equal to
0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on a timely basis pursuant to this Section 4(b)(i) and to which such Holder is entitled, and, in the event the Corporation has failed to deliver a Series C Convertible Stock Certificate to the Holder on a timely basis pursuant to this Section 4(b)(i), the number of shares of Common Stock issuable upon conversion of the shares of Series C Convertible Preferred Stock represented by such Series C Convertible Stock Certificate, as of the last possible date which the Corporation could have issued such Series C Convertible Stock Certificate to such Holder without violating Section 4(b)(i) and (B) the VWAP of the Common Stock on the last possible date which the Corporation could have issued such Common Stock and such Series C Convertible Stock Certificate, as the case may be, to such Holder without violating this Section 4(b)(i). If the Corporation fails to pay the additional damages set forth in this Section 4(b)(i) within five (5) business days of the date incurred, then such payment shall bear interest at the rate of 2% per month (pro rated for partial months) until such payments are made.

        (ii) Upon conversion due to the event specified in Section 4(b) above, the holders of Series C Convertible Preferred Stock shall surrender the Series C Preferred Stock Certificate(s) representing such shares at the office of the Corporation or the Transfer Agent. Thereupon, there shall be issued and delivered to such holder in the manner described in Section 4(d)(i) the number of shares of Common Stock into which the shares of Series C Convertible Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred. Upon such automatic conversion, the outstanding shares of Series C Convertible Preferred Stock shall be converted automatically into shares of Common Stock without any further action on the part of the holders of such shares whether or not the certificates representing such shares are surrendered to the Corporation or its Transfer Agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series C Convertible Preferred Stock are either delivered to the Corporation or its Transfer Agent or, if such Series C Convertible Stock Certificate(s) have been lost, stolen or destroyed, the Holder has executed and delivered to the Corporation an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with the shares of the Series C Convertible Preferred Stock represented by such Series C Convertible Stock Certificate(s).

        (e) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock or shares of Common Stock held in treasury, or both, solely for the purpose of effecting the conversion of the Series C Convertible Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Series C Convertible Preferred Stock and all other securities of the Corporation convertible or exchangeable into Common Stock.



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        (f) Adjustment to Conversion Price; Maximum Share Issuance.

               (i) If, prior to the conversion of all shares of the Series C Convertible Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend of shares of Common Stock or other shares of capital stock, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares or other similar event, the Conversion Price shall be proportionately increased, in each case, such that a Holder will have the right to receive upon conversion of shares of the Series C Convertible Preferred Stock the number of shares of Common Stock (or other shares of capital stock) of the Corporation that such Holder would have been entitled to receive had the Holder converted such shares of the Series C Convertible Preferred Stock immediately prior to such action. The Threshold Appreciation Price and the Maximum Share Issuance (as defined in Sections 4(b) and 4(c) above, respectively) shall likewise be proportionately adjusted upon any increase in the number of outstanding shares of Common Stock on account of any stock split, stock dividend of shares of Common Stock or other shares of capital stock, reclassification or other similar event or upon any decrease in number of outstanding shares of Common Stock on account of any combination or reclassification of shares or other similar event.

               (ii) In addition to the adjustments set forth above, if the Corporation distributes to all holders of its Common Stock any of its assets or debt securities or any rights or warrants to purchase securities other than Common Stock, then the Conversion Prices shall be adjusted in such a manner as shall be agreed to by the Corporation and the Holders of at least ninety percent (90%) of the outstanding shares of Series C Convertible Preferred Stock (excluding the shares of Series C Preferred Stock beneficially owned by Robert
W. Duggan (the "Duggan Shares")) as shall fairly preserve the economic rights and benefits of each Holder as contemplated by this Certificate of Designations. In the event that within 15 days of any such event, the Corporation and such Holders do not reach an agreement as to the appropriate adjustment, the Corporation shall retain, and pay for, a nationally recognized investment bank or accounting firm to determine the appropriate adjustment as soon as possible, but in any event not later than 45 days, after the date of such event; provided that such investment bank or accounting firm is mutually agreeable to the Corporation and at least ninety percent (90%) of the Holders of the outstanding shares of Series C Convertible Preferred Stock (excluding the Duggan Shares).

               (iii) In the event that, after the Initial Issuance Date, the Corporation shall (other than (A) upon the exercise, exchange or conversion of any securities of the Corporation that are exercisable or exchangeable for, or convertible into, shares of Common Stock and that are outstanding as of the Initial Issuance Date, (B) upon the issuance of shares of Common Stock to strategic partners and/or in connection with a strategic merger or acquisition,
(C) upon the issuance of shares of Common Stock or options to purchase shares of Common Stock to employees, officers, directors, consultants and vendors in accordance with the Issuer's equity incentive plans in effect on the Initial Issuance Date, (D) upon the issuance of securities pursuant to a shareholder rights plan in effect on the Initial Issuance Date, (E) upon the conversion of any shares of Series C Convertible Preferred Stock or (F) upon the issuance of shares of Common



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Stock to pay dividends as described in Section 2(a) above) at any time while any shares of the Series C Convertible Preferred Stock are outstanding (x) issue shares of Common Stock without consideration or at a price per share less than the then effective Conversion Price (such Conversion Price, the "Minimum Trigger Price"), (y) issue options, rights or warrants to subscribe for or purchase Common Stock that provide for (upon the exercise thereof) the issuance of shares of Common Stock without consideration or at a price per share, which when added to the price or other consideration received for such options, rights or warrants, is less than the Minimum Trigger Price or (z) issue securities convertible into Common Stock having a conversion price less than the Minimum Trigger Price, the Conversion Price to be in effect after the date of such issuance shall be adjusted by multiplying the Conversion Price in effect immediately prior to the date of any such issuances referenced above by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the date of such issuance plus the number of shares of Common Stock that the aggregate offering price of the total number of shares of Common Stock so to be issued (or the aggregate issue price of the convertible securities so to be issued) would purchase at the Minimum Trigger Price and of which the denominator shall be the number of shares of Common Stock outstanding on the date of such issuance plus the number of additional shares of Common
Stock to be issued (or into which the convertible securities so to be issued are initially convertible). In case the price for such securities may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Corporation, whose determination shall be conclusive. Such adjustment shall be made successively whenever the date of such issuance is fixed and, in the event that such options, rights, warrants or convertible securities (or portions thereof) expire or are otherwise discharged or redeemed without being exercised or converted, any adjustment in the Conversion Price on account of the issuance of the same shall be reversed.

               (iv) Adjustments pursuant to this Section 4(f) shall be permanent unless further adjustments are required pursuant to the terms of this Section 4(f). No adjustment to the Conversion Price pursuant to any of the events or circumstances set forth herein shall be made unless such adjustment shall be in an amount of at least one cent ($0.01); provided, however, that any adjustment that would otherwise be required to be made hereunder but for the fact that it is less than one cent ($0.01) shall be carried forward and made part of any subsequent adjustment that (a) when aggregated with prior adjustment(s) that have not been made because it was (or each of them was) less than one cent ($0.01) or (b) is in excess of one cent ($0.01).

               (v) If any adjustment under this Section 4(f) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

        (g) Restrictions on Conversion.

               (i) Notwithstanding anything to the contrary set forth in Section 4 of this Certificate of Designations, at no time may a Holder convert shares of the Series C



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Convertible Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder owning more than 4.99% of all of the Common Stock outstanding at such time; provided, however, that upon a Holder providing the Corporation with sixty-one (61) days notice (the "Waiver Notice") that such Holder would like to waive Section 4(g) of this Certificate of Designations with regard to any or all shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock, this Section 4(g) shall be of no force or effect with regard to those shares of Series C Convertible Preferred Stock reference in the Waiver Notice.

               (ii) Notwithstanding anything to the contrary set forth in
Section 4 of this Certificate of Designations, at no time may a Holder convert shares of the Series C Convertible Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, would result in such Holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended , and the rules thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock outstanding at such time; provided, however, that upon a Holder providing the Corporation with a Waiver Notice that such Holder would like to waive Section 4(g) of this Certificate of Designations with regard to any or all shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock, this Section 4(g) shall be of no force or effect with regard to those shares of Series C Convertible Preferred Stock reference in the Waiver Notice.

        SECTION 5. REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALE OF ASSETS.

        If at any time or from time to time after the Initial Issuance Date, there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in Section 4(f)), then, as part of such capital reorganization, provisions shall be made so that the holders of Series C Convertible Preferred Stock shall thereafter have the right to receive upon conversion of shares of the Series C Convertible Preferred Stock, upon the basis and the terms and conditions specified herein, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore receivable upon the conversion of such shares of the Series C Convertible Preferred Stock, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of Series C Convertible Preferred Stock such that the provisions hereof shall thereafter be applicable in relation to any shares of stock or securities thereafter deliverable upon the conversion of shares of the Series C Convertible Preferred Stock; provided, however, that this Section 5 shall not apply to any Change of Control Transaction (as defined in Section 6) in respect of which the Holders exercise their rights under Section 6. The Corporation shall not effect any such capital reorganization unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the holders of Series C Convertible Preferred Stock such shares of stock and/or securities as such holder is entitled to receive upon conversion in accordance with the foregoing.

        SECTION 6. CHANGE OF CONTROL.

        A "Change of Control Transaction" shall mean, (i) the sale, conveyance or disposition of all or substantially all of the assets of the Corporation,
(ii) a consolidation or merger of the Corporation with or into any other "Person" (as defined in the Exchange Act) (whether or not the Corporation is the surviving Person, but other than a consolidation or merger in which the surviving corporation (x) is listed on the NASDAQ National Market, the New York Stock Exchange or the American Stock Exchange and (y) the value of the consideration to be paid to the stockholders of the Corporation is at least $1.40 per share of Common Stock (as adjusted for stock dividends, stock splits or recapitalizations)), or (iii) any Person or any "group" (as such term is used in Section 13(d) of the Exchange Act), becomes the beneficial owner or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Corporation's voting power of the capital stock of the Corporation normally entitled to vote in the election of directors of the Corporation (other than (A) any Person or any such group that held such voting power as of the Initial Issuance Date or
(B) any group that holds such voting power subsequent to the Initial Issuance Date, provided that the Persons that constitute such group include the Person or a majority of the members of, and at least 50% of the voting power held by, a group referenced in the foregoing clause (A)).

        Upon the notice or occurrence of, or announcement of the Corporation's intent (or a third party's or parties' intent in the case of Change of Control Transaction of the type set forth in clause (iii) of the definition of a Change of Control Transaction) to engage in a Change of Control Transaction, the Series C Convertible Preferred Stock shall, at the option of the Holder thereof, be convertible in full upon the terms set forth below; provided that the Holder's ability to convert the Series C Convertible Preferred Stock pursuant to this
Section 6 shall cease three (3) Trading Days prior to the consummation of a Change of Control Transaction of the type set forth in clauses (i) and (ii) of the definition thereof. Upon either the notice of, or the announcement of the Corporation's intent to engage in, a Change of Control Transaction (of the type set forth in clauses (i) and (ii) of the definition thereof), the Holder shall have the right, up to and including the third Trading Day prior to the date of effectiveness of such Change of Control Transaction, to elect to convert the Series C Convertible Preferred Stock into a number of shares equal to 135% of the amount into which such Series C Convertible Preferred Stock would otherwise be convertible, which conversion, in the case of such Change of Control Transaction, shall be conditioned upon and shall be effective immediately prior to consummation of such Change of Control Transaction. Any such election shall be effectuated by delivery of a Notice of Conversion in accordance with Section 4(d). If the Holder does not make such an election, the provisions of Section 5 shall apply.

        The Corporation shall promptly mail written notice to the Holder of either the occurrence of, or the announcement of the Corporation's intent to engage in, a Change of Control Transaction (with a copy sent by facsimile), but in any event such notice (other than, if applicable, in the case of a Change of Control Transaction of the type set forth in clause (iii) of the definition of a Change of Control Transaction) shall not be given less than twenty (20) days prior to the effective date of such Change of Control Transaction.

        SECTION 7. REACQUIRED SHARES.

        Any shares of the Series C Convertible Preferred Stock redeemed, purchased, converted or otherwise acquired by the Corporation in any manner whatsoever shall not be reissued as part of the Series C Convertible Preferred Stock and shall be retired promptly after the acquisition thereof. All such shares of the Series C Convertible Preferred Stock upon their retirement and the filing of any certificate required in connection therewith pursuant to the Delaware General Corporation Law shall become authorized but unissued shares of Preferred Stock.

        SECTION 8. EQUALITY.

        All Holders of Series C Convertible Preferred Stock shall be subject to the same terms and conditions as set forth herein. No Holders of Series C Convertible Preferred Stock shall be entitled to or receive terms that are more favorable than those given to any other Holder of Series C Convertible Preferred Stock. In the event a Holder of Series C Convertible Preferred Stock is given by the Corporation or receives from the Corporation terms more favorable than those given by the Corporation or received from the Corporation by any other Holder of Series C Convertible Preferred Stock, then in such event all Holders of Series C Convertible Preferred Stock shall be given and entitled to those more favorable terms.

        SECTION 9. REGISTERED HOLDER.

        The Corporation may for all purposes treat the holder of shares of the Series C Convertible Preferred Stock registered on the books of the Corporation as the Holder, notwithstanding any notice or claim by any other Person with respect to any interest in such shares.

        SECTION 10. VOTING RIGHTS.

        (a) Prior to conversion thereof, Holders of the Series C Convertible Preferred Stock shall not be entitled to any of the rights of a holder of Common Stock, including without limitation, the right to vote or to attend any meetings of common stockholders or any other proceedings of the Corporation and shall only be entitled to such voting rights as are provided by Delaware law and as set forth in clause (b) below.

        (b) So long as any shares of Series C Convertible Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the Holders of at least ninety percent (90%) of the outstanding shares of Series C Convertible Preferred Stock (excluding the Duggan Shares): (A) authorize, create or issue any class or series of stock ranking prior to the Series C Convertible Preferred Stock with respect to the distribution of assets on liquidation, dissolution or winding up as provided in Section 12 below; or (B) sell all or substantially all of the assets of the Corporation or enter into any transaction related to the sale of the Corporation, including any merger, consolidation or similar transaction, where the proceeds from such sale to be distributed to, or received by, the holders of Series C Convertible Preferred Stock are less than an amount that is sufficient to cover the Liquidation Preference.

        SECTION 11. RANK.

        All shares of the Series C Convertible Preferred Stock shall rank (i) prior to the Common Stock, the Corporation's Series A Junior Participating Convertible Preferred Stock, the Corporation's Series B Convertible Preferred Stock and prior to any class or series of capital stock of the Corporation hereafter created other than any series or class of capital stock of the Corporation (A) that has been consented to by the Holders of at least ninety percent (90%) of the outstanding shares of Series C Convertible Preferred Stock (excluding the Duggan Shares), and (B) that specially, by its terms, ranks senior to or pari passu with the Series C Convertible Preferred Stock (the Common Stock, the Corporation's Series A Junior Participating Convertible Preferred Stock, the Corporation's Series B Convertible Preferred Stock and any class or series of capital stock of the Corporation hereafter created that does not specifically, by its terms, and in accordance with the terms of this Section 11, rank senior to or pari passu with the Series C Convertible Preferred Stock being hereinafter referred to collectively as "Junior Securities"); (ii) pari passu with any class or series of capital stock of the Corporation hereafter created (A) that has been consented to by the Holders of at least ninety percent (90%) of the outstanding shares of Series C Convertible Preferred Stock (excluding the Duggan Shares) and (B) that, specifically by its terms and in accordance with the terms of this Section 10, ranks on parity with the Series C Convertible Preferred Stock (the "Pari Passu Securities"); and (iii) junior to any class or series of capital stock of the Corporation hereafter created (A) that has been consented to by the Holders of at least ninety percent (90%) of the outstanding shares of Series C Convertible Preferred Stock (excluding the Duggan Shares) and (B) that specifically, by its terms, ranks senior to the Series C Convertible Preferred Stock (all of the foregoing, collectively, the "Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

        SECTION 12. LIQUIDATION PREFERENCE.

        (a) If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities and, together with the Holders of Series C Convertible Preferred Stock, the Pari Passu Securities) upon liquidation, dissolution or winding up unless prior thereto the Holders shall have received the Liquidation Preference (as hereinafter defined) with respect to each share of Series C Convertible Preferred Stock. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders and holders of Pari Passu Securities shall be insufficient to permit the payment to such Holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series C Convertible Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

        (b) The purchase or redemption by the Corporation of stock of any class or series, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity nor the sale or transfer by the Corporation of all or substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation.

        (c) The "Liquidation Preference" with respect to a share of Series C Convertible Preferred Stock means an amount equal to the Stated Value thereof plus a premium equal to thirty five percent (35%) of the Stated Value thereof, and any other amounts that may be due from the Corporation with respect thereto pursuant to this Certificate of Designations (including, without limitation, accrued and unpaid dividends), the Purchase Agreement or the Registration Rights Agreement. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designations filed in respect thereof and, as applicable, any other agreements related thereto.

        SECTION 13. LOST OR DESTROYED CERTIFICATES.

        If a Series C Convertible Stock Certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of such mutilated Series C Convertible Stock Certificate, or in lieu of or in substitution for a lost, stolen or destroyed Series C Convertible Stock Certificate, a new Series C Convertible Stock Certificate for the Series C Convertible Stock Certificate so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Series C Convertible Stock Certificate, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

        SECTION 14. CERTAIN DEFINITIONS.

        (a) Business Day. For purposes hereof, the term "business day" shall mean any day on which banks are generally open for business in the City of New York.

        (b) Trading Day. For purposes hereof, the term "trading day" shall mean any day on which the principal market on which the Common Stock is traded is open for business.

        (c) Person. For purposes hereof, the term "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind.

        SECTION 15. WAIVER AND AMENDMENTS.

        Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of the Series C Convertible Preferred Stock. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations of the Series C Convertible Preferred Stock. Any waiver must be in writing. The provisions of this Certificate of Designations may not be amended, modified or supplemented unless the same shall be in writing and signed by the Company and the Holders of at least ninety percent (90%) of the outstanding shares of Series C Convertible Preferred Stock (excluding the Duggan Shares); provided, however, any amendment or modification of Section 2 of this Certificate of Designations shall require the written consent of the Company and at least ninety percent (90%) of the outstanding shares of Series C-1 Convertible Preferred Stock (excluding the Duggan Shares) and all of the outstanding shares of Series C-2 Convertible Preferred Stock.

        SECTION 16. UNENFORCEABLE PROVISIONS.

        If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the remaining provisions of thereof shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

        SECTION 17. COPIES OF AGREEMENTS, INSTRUMENTS, DOCUMENTS.

        Copies of any of the agreements, instruments or other documents referred to in this Certificate of Designations shall be furnished to any Holder of Series C Convertible Preferred Stock upon written request to the Corporation at its principal place of business.

        SECTION 18. NOTICES.

        All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or that are given with respect to the Series C Convertible Preferred Stock shall be in writing and shall be personally served or deposited in the mail, registered or certified, return receipt requested, postage prepaid, or delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below: (i) if to the Corporation, to:
Computer Motion, Inc., 130 Cremona Drive, Goleta, California 93117,

Attention: Larry Redfern, Facsimile No.: (805) 685-9277 (or to such other address of which notice has been given as herein provided, with copies (which shall not constitute notice) to: Stradling, Yocca, Carlson & Rauth, 302 Olive Street Santa Barbara, CA 93101, Attention: David Lafitte, Facsimile No.: (805) 564-1044; and (ii) if to the Holder, to the address of the registered holder according to the books and records of the Corporation or its transfer agent. Notice shall be deemed given on the date so served, deposited for mailing, transmitted by hand delivery, telegram, telex or facsimile or delivered to a reputable air courier for delivery as contemplated above and shall be deemed received on the date so served, if served or transmitted by hand delivery, telegram, telex or facsimile, one business day after being so delivered to a reputable air courier for delivery as contemplated above or three business days after being so mailed as contemplated above.

        IN WITNESS WHEREOF, COMPUTER MOTION, INC. has caused this Certificate of Designations to be executed by its Chief Executive Officer and attested to by its Secretary this 31st day of October, 2002.


                                      COMPUTER MOTION, INC.


                                      /s/ Robert W. Duggan
                                      --------------------------------------
                                      Robert W. Duggan, Chief Executive Officer


ATTEST:


/s/ Eugene W. Teal
----------------------------------
Eugene W. Teal, Secretary



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